(d)(4)(iv)

[ING Funds]

October 1, 2013

ING Series Fund, Inc.
7337 East Doubletree Ranch Road

Suite 100
Scottsdale, AZ  85258-2034

Re:                             Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement, intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING SMID Cap Equity Fund (formerly, ING Index Plus MidCap Fund, the “Fund”), agrees that ING Investments shall, from October 1, 2013 through October 1, 2014, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be as follows:

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund	A	B	C	I	O	R	W
ING SMID Cap Equity Fund (formerly, ING Index Plus MidCap Fund)	0.99%	1.74%	1.49%	0.74%	0.99%	1.24%	0.74%

We are willing to be bound by this letter agreement (the “Waiver Letter”) to lower our fees for the period from October 1, 2013 through October 1, 2014.  The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply, subject to possible recoupment by ING Investments within three years.

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7337 East Doubletree Ranch Road
Suite 100	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480.477.2700
www.ingfunds.com

This Waiver Letter shall have an initial term with respect to the Fund ending on October 1, 2013.  Thereafter, this Waiver Letter shall automatically renew for one-year terms with respect to the Fund unless it is terminated by the Fund or by ING Investments upon written notice within 90 days of the end of the current term or upon termination of the Investment Management Agreement.

Notwithstanding the forgoing, termination or modification of this letter requires approval by the Board of Directors of the ING Series Fund, Inc.

Sincerely,

/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President